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                                                                  Exhibit 10(i).

                              NORWEST CORPORATION
                           SUPPLEMENTAL PENSION PLAN

             (As restated to reflect November 23, 1993 amendment)


          Sec. 1 Name and Purpose.   The name of this Plan is the "Norwest
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Corporation Supplemental Pension Plan".  It is maintained by Norwest Corporation for the purpose of providing unfunded pension benefits for certain select management employees, including pension benefits in excess of certain limits imposed by the Internal Revenue Code. Said benefits are intended to supplement the pension benefits payable to such employees under the Norwest Corporation Pension Plan (hereinafter referred to as the "Pension Plan".)

          Sec. 2 Company and Participating Employers.   The "Company" is Norwest
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Corporation, a Delaware corporation, and any successor to said corporation.
Each Participating Employer in the Pension Plan shall also be a "Participating Employer" in this Plan if any of its employees become Participants in this Plan pursuant to Sec. 3.

          Sec. 3 Participation.   Participation in this Plan is limited to the
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following employees:

     (a) Those management employees of the Company or any of the other Participating Employers who enter into a written agreement with their respective employers approved by the chief executive officer of Norwest Corporation or his designate under which payment of compensation earned by the Participant shall be deferred to a stated year subsequent to the year in which it would otherwise have been paid, provided such compensation would otherwise have been recognized as "Monthly Earnings" as defined in the Pension Plan. The compensation of a Participant that is so deferred is referred to in this Plan as the Participant's "Deferred Compensation".

     (b) Those management employees of the Company or any of the other Participating Employers whose benefits under the Pension Plan are reduced as a result of the limits imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code and Treasury Regulation Section 1.401-4(c). However, an employee will not be eligible under the previous sentence unless the employee would have reached one or more of those limits based on his or her Monthly Earnings excluding all payments under incentive compensation plans which have not been specifically designated by the Company's chief executive officer or president as being included in Monthly Earnings for purposes of determining eligibility under this Plan.
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          Sec. 4 Supplemental Pension Benefits.   A Participant shall be
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entitled to receive a supplemental benefit payment under this Plan for each month he or she is entitled to receive a benefit payment under the Pension Plan. The amount of the supplemental benefit will be the difference between:

     (a) The monthly amount that would have been payable under the Pension Plan if (i) the Deferred Compensation of a Participant described in Section 3(a) had been recognized as Monthly Earnings under the Pension Plan in the year earned, and (ii) the limits imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code and Treasury Regulation Section 1.401-4(c) did not apply in the case of a Participant described in
          Section 3(b).

     (b)  The monthly amount actually payable under the Pension Plan.

In the event that any benefit payable to a Participant under this Plan during the calendar year that the Participant retires or separates from service ("Separation Year") would cause any part of the compensation paid to the Participant during the Separation Year to be considered non-deductible compensation paid by the Company, then the amount of the benefit payable pursuant to this Plan for the Separation Year equal to the amount of the compensation that would have been non-deductible in the Separation Year shall be paid in the calendar year following the Separation Year.

          Sec. 5 Optional Settlements, Etc.   The supplemental benefit payable
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under this Plan with respect to a Participant shall be subject to all terms and conditions of the Pension Plan governing the calculation and payment of the corresponding benefit under the Pension Plan to which the Participant may be entitled, including the payment of any optional settlement permitted under the Pension Plan.

          Sec. 6 Death Benefits.   In the event benefits are payable under the
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Pension Plan to the Participant's surviving spouse and/or beneficiary or joint annuitant following the Participant's death, a supplemental benefit shall be payable under this Plan in the same form to the same recipient. The amount of such benefit shall be determined in a manner consistent with the provisions of Sec. 4 and Sec. 5.

          Sec. 7 Benefits Not Funded.   The accrual of benefits under this Plan
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shall not require any segregation of the assets of any Participating Employer.
All benefits under this Plan are unfunded, and the claim of any Participant to benefits hereunder shall be solely that of a general creditor of his or her Participating Employer.

          Sec. 8 Definitions.   Except where specifically defined in this Plan,
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capitalized terms shall have the same meaning as given to them under the Pension
Plan.

          Sec. 9 Assignment of Benefits.   No Participant or other person may
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assign or alienate benefits payable under this Plan, whether voluntarily or involuntarily, or directly or indirectly. Any attempt to do so by the Participant, a spouse, beneficiary or
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joint annuitant, a court, or any other person or entity shall result in forfeiture of the benefits otherwise payable under this Plan with respect to said Participant.

          Sec. 10  No Guarantee of Employment.   Participation in this Plan does
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not constitute a guarantee or contract of employment with any Participating
Employer. Such participation shall in no way interfere with any rights of a Participating Employer to determine the duration of an individual's employment or the terms and conditions of such employment.

          Sec. 11  Withholding of Taxes.   The benefit payable under the Plan to
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any Participant, spouse, beneficiary or joint annuitant shall be subject to the deduction of any federal, state or local income taxes, Social Security (FICA) taxes or other taxes which are required to be withheld from such payments by applicable laws or regulations.

          Sec. 12  Amendment and Termination.   The Personnel and Compensation
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Committee of the Board of Directors of Norwest Corporation may amend this Plan at any time and in any manner, or may terminate or suspend it. However, no such action shall deprive any Participant of any benefits to which he or she would have been entitled hereunder if the Participant's Termination of Employment had occurred on the day prior to the date such action was taken, unless agreed to by the Participant.



Adopted 11/16/89
Amended 11/23/93